UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2011

PACIFIC CAPITAL BANCORP

(Exact name of registrant as specified in its charter)

Delaware	001-35026	95-3673456
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1021 Anacapa Street Santa Barbara, California		93101
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (805) 564-6405

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 8.01.	Other Events.

On December 15, 2011, Pacific Capital Bancorp (the “Company”) instructed the trustees for its outstanding trust preferred securities (Pacific Crest Capital Trust I, Pacific Crest Capital Trust II, Pacific Crest Capital Trust III and Pacific Capital Statutory Trust I) to end the deferral of its obligation to make regularly scheduled interest payments on the trust preferred securities. To end this deferral, the Company deposited an aggregate of $5.6 million with the trustees for the trust preferred securities for the upcoming interest payment dates. The deposits made by the Company to the trustees were made from cash on hand. The deposits, when paid by the trustees to the holders of the trust preferred securities, will bring the Company’s obligations current under the applicable agreements. Because the Company has accrued the expense of each deferred interest payment at the normal rate on a compounded basis, the cash payment of the accrued interest will not have any impact on the Company’s earnings for the three month and one year periods ending December 31, 2011.

On December 19, 2011, the Company’s wholly-owned subsidiary, Santa Barbara Bank & Trust, N.A. (the “Bank”), completed the early redemption of its outstanding Floating Rate Junior Subordinated Debentures (the “Subordinated Debentures”). The Subordinated Debentures, which had a $35 million principal amount and were scheduled to mature on December 17, 2013, were redeemed at an aggregate redemption price of $35 million, representing 100% of the principal amount, plus accrued and unpaid interest through December 19, 2011. The cash amounts paid by the Bank upon redemption of the Subordinated Debentures were made from cash on hand. As a result of this redemption, the Company will recognize a pre-tax charge of approximately $5.0 million during the three month and one year periods ending December 31, 2011 related to the non-cash fair valuation of the Subordinated Debentures in connection with the Company’s recapitalization in August 2010. This redemption will reduce the Company’s pre-tax interest expense by approximately $1.1 million during the one year period ending December 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC CAPITAL BANCORP
(Registrant)

December 19, 2011	By:	/s/ Mark K. Olson
Mark K. Olson
Executive Vice President and Chief Financial Officer